As filed with the Securities and Exchange Commission on April 20, 2020

Registration No. 333-226086

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tallgrass Energy, LP

(Exact name of registrant as specified in its charter)

Delaware	47-3159268
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

(913) 928-6060

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher R. Jones

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

(913) 928-6060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mollie Duckworth

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, Texas 78701

(512) 322-2551

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (the “Registration Statement”), File No. 333-226086, of Tallgrass Energy, LP, a Delaware limited partnership (“TGE”), filed with the Securities and Exchange Commission on July 6, 2018. The Registration Statement registered the offer and sale from time to time of an indeterminate number of Class A shares representing limited partner interests in TGE (“Class A Shares”), preferred shares representing limited partner interests in TGE (“Preferred Shares”), and partnership securities representing limited partner interests in TGE (“Partnership Securities” and, together with Class A Shares and Preferred Shares, the “Securities”).

On April 17, 2020, pursuant to the Agreement and Plan of Merger, dated as of December 16, 2019, by and among TGE, Tallgrass Energy GP, LLC, a Delaware limited liability company and the general partner of TGE, Prairie Private Acquiror LP, a Delaware limited partnership (“Buyer”), and Prairie Merger Sub LLC, a Delaware limited liability company, Buyer merged with and into TGE, with TGE surviving the merger and continuing to exist as a Delaware limited partnership (the “Merger”). At the effective time of the Merger each issued and outstanding Class A Share (except for any Class A Shares owned by Prairie Non-ECI Acquiror LP, a Delaware limited partnership, Prairie ECI Acquiror LP, a Delaware limited partnership, Prairie VCOC Acquiror LP, a Delaware limited partnership, Prairie Secondary Acquiror LP, a Delaware limited partnership, and Prairie Secondary Acquiror E LP, a Delaware limited partnership) was converted into the right to receive $22.45 per Class A Share in cash without any interest thereon.

In connection with the Merger, TGE has terminated all offerings of Securities pursuant to the Registration Statement. In accordance with an undertaking made by TGE in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of such offering, TGE hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered and remaining unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leawood, State of Kansas, on April 20, 2020.

TALLGRASS ENERGY, LP

By:	Tallgrass Energy GP, LLC, its general partner

	By:	/s/ William R. Moler
William R. Moler
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William R. Moler William R. Moler	Director and Chief Executive Officer (Principal Executive Officer)	April 20, 2020

/s/ Gary D. Watkins Gary D. Watkins	Executive Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	April 20, 2020

/s/ Marcelino Oreja Arburúa Marcelino Oreja Arburúa	Director	April 20, 2020

/s/ Guy G. Buckley Guy G. Buckley	Director	April 20, 2020

/s/ Matthew J. Runkle Matthew J. Runkle	Director	April 20, 2020

/s/ Wallace C. Henderson Wallace C. Henderson	Director	April 20, 2020

/s/ Matthew Sheehy Matthew Sheehy	Director	April 20, 2020